Exhibit 99.1

GOLD FIELDS INTERNATIONAL
A GLOBAL GROWTH VEHICLE FIRMLY IN YOUR HANDS

TODAY IS THE LAST DAY TO SUBMIT YOUR PROXY FORM
FOR YOUR ORDINARY SHARES

YOUR VOTE COUNTS
VOTE “YES” AND PROTECT YOUR INVESTMENT

On 30th November, we announced modified terms for the transaction under which Gold Fields’ assets and subsidiaries outside of the South African Development Community will be combined with IAMGold. Under these modified terms, the cash consideration that Gold Fields will pay into the combined entity will be reduced by $200 million, making the deal even more attractive for you.

VOTE “YES” FOR GOLD FIELDS INTERNATIONAL
ON THE GOLD PROXY CARD

For assistance please phone:

South Africa: Renate Muckenhuber at + 27 11 370 5484
Europe: Dominic Dennis at +44 (0) 20 7710 9967
North America Broker enquiries: Frank Lentini at 212-750-7946
North America Bank enquiries: Lloyd Lefcourt at 212-750-7419

Let me remind you why we are proposing this transaction and why you stand to benefit from the creation of Gold Fields International

Our purpose in proposing the creation of Gold Fields International is:

•	To create a vehicle capable of generating dynamic international growth in which you, the Gold Fields shareholder, will participate directly through your 70% controlling stake;

•	To ensure that you benefit directly from the premium share rating typically given to North American listed gold companies. We have already seen that premium rating come through in the share prices of both Gold Fields and IAMGold (which is now a proxy for Gold Fields International); and

•	To let you benefit from the potential value creation derived from a company that is staffed and focused towards aggressive growth, that is domiciled at the centre of the international deal flow, has ready access to the international capital markets and the ability to respond rapidly to opportunities as they arise.

The transaction is well thought through, robust and creates an exciting growth vehicle:

•	Gold Fields will fully CONSOLIDATE and CONTROL Gold Fields International, thereby enabling Gold Fields shareholders to benefit from future growth and value creation. We will have:

•	70% ownership of Gold Fields International

•	7 out of 10 board member

•	Gold Fields proven management team

•	Top-up rights to mitigate dilution

•	Anticipated production of approximately 2 million ounces in 2005 is projected to increase to approximately 3.5 million gold equivalent ounces in 2007 through our existing organic growth projects and our exciting, high impact and fully funded project pipeline.

•	Proven and probable attributable gold reserves of 19.2 million ounces, measured and indicated resources (including reserves) of 25.9 million ounces, and additional inferred resources of 9.1 million ounces.

•	Strong pipeline of near-term development projects and an extensive portfolio of attractive advanced-stage exploration projects.

•	Unhedged production and reserves giving direct and full exposure to the gold price.

•	Geographically diversified asset base including operations and projects in Australia, West Africa, China, Europe and the Americas.

•	Strong balance sheet with anticipated operating cash flow in financial year 2005 of approximately US$251 million (assuming a gold price of US$400 per ounce).

•	Experienced management team drawn from Gold Fields Limited and IAMGold with a well-established international mine development and operating track record.

VOTE FOR VALUE
VOTE FOR GROWTH
VOTE FOR GOLD FIELDS INTERNATIONAL

Thank you

IAN COCKERILL
CHIEF EXECUTIVE

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction. This document contains forward-looking statements with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. These forward-looking statements are subject to a number of risks and uncertainties and the events discussed herein may not occur.